FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: Randy A. Ramlo, President/CEO, 319-399-5700

United Fire & Casualty Company holds annual stockholders meeting

•	Four directors elected to board for full terms; one director elected to board for unexpired term
•	Board approves new officer promotions and appointments
•	Board declares dividends

CEDAR RAPIDS, IA – May 17, 2007 – United Fire & Casualty Company today announced that four directors were elected for full terms and one director was elected to complete an unexpired term on its 12-member board at the company’s annual stockholders meeting on May 16, 2007.

Elected to the board of directors for a three-year term expiring in 2010 were: James A. Leach, Faculty Member, Woodrow Wilson School of Public and International Affairs, Princeton University; Mary K. Quass, President and Chief Executive Officer, NRG Media LLC; John A. Rife, retired President and Chief Executive Officer, United Fire & Casualty Company; and Kyle D. Skogman, President, Skogman Construction Co. of Iowa.

Douglas M. Hultquist, president, chief executive officer and director of QCR Holdings Inc., was elected to the board of directors to serve the remainder of Byron Riley’s unexpired term as director expiring in 2008. Mr. Riley retired from the board on May 16, 2007, after serving for 24 years. He is an attorney with the law firm of Bradley & Riley PC.

As previously announced in a press release dated February 19, 2007, John A. Rife retired as president and chief executive officer of United Fire & Casualty Company on May 16, 2007. Mr. Rife remains president of the subsidiary company, United Life Insurance Company. The company named Randy A. Ramlo, who previously served as executive vice president and chief operating officer, to the post of president and chief executive officer of United Fire & Casualty Company, effective May 16, 2007.

At the regular meeting of the board of directors on May 16, the board approved the promotion and appointment of several employees as officers of United Fire & Casualty Company and its subsidiary company, United Life Insurance Company. All officer promotions and appointments are effective immediately.

United Fire & Casualty Company

•	Michael T. Wilkins was promoted from senior vice president to executive vice president of United Fire & Casualty Company.

•	Joseph B. Johnson was appointed vice president of United Fire & Casualty Company. His new title is vice president and Gulf Coast manager.

•	Scott A. Minkel was promoted from assistant vice president to vice president of United Fire & Casualty Company. His new title is vice president and director of information services.

•	Douglas L. Penn was promoted from assistant vice president to vice president of United Fire & Casualty Company. His new title is vice president and Midwest manager.

•	Colleen R. Sova was promoted from assistant vice president to vice president of United Fire & Casualty Company. Her new title is vice president and director of eSolutions.

•	Kristin R. Stauffer was appointed assistant corporate secretary of United Fire & Casualty Company. Her new title is assistant corporate secretary and executive secretary to chief executive officer.

United Life Insurance Company (subsidiary)

•	Kent J. Hutchins was promoted from general manager to chief operating officer of United Life Insurance Company. His new title is vice president and chief operating officer.

•	Julia A. Sherman was appointed assistant vice president of United Life Insurance Company. Her new title is assistant vice president and marketing office manager.

In addition, Stanley A. Wiebold, vice president and underwriting officer, has elected to retire from United Fire & Casualty Company on June 30, 2007, after 32 years of service.

Dividend

The board of directors of United Fire & Casualty Company at its meeting on May 16, 2007, declared its regular dividend on the common stock of $0.135 per share. This dividend will be payable on June 15, 2007, to stockholders of record on June 1, 2007.

About United Fire & Casualty Company

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 14th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website: www.unitedfiregroup.com.